Exhibit 99.1

Press Release

Gulfport Energy Corporation Appoints Deborah G. Adams to its Board of Directors

OKLAHOMA CITY (March 21, 2018) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that Deborah G. Adams has been appointed to Gulfport’s Board of Directors (the “Board”). Ms. Adams has also been appointed to serve on the Board’s Audit Committee and Compensation Committee.

Ms. Adams served as Senior Vice President of Health and Safety, Projects and Procurement with Phillips 66 from May 2014 until her retirement in October 2016. From 2008 to May 2014, Ms. Adams served as President of Transportation for Phillips 66 and ConocoPhillips. Prior to this position, Ms. Adams worked as general manager and Chief Procurement Officer for ConocoPhillips beginning in 2005. From 2003 to 2005, Ms. Adams served as general manager, International Refining, for ConocoPhillips. Before this role, Ms. Adams served as general manager, Global Downstream Information Systems following the ConocoPhillips merger in 2002. Ms. Adams began her career in 1983 as a process engineer in the refining division of the Conoco Global Engineering Department before moving through a variety of business development, planning, supply and trading and operations positions. She also served on several of ConocoPhillips’ joint venture boards during her tenure at ConocoPhillips. In addition, Ms. Adams has served on the board of directors of MRC Global Inc. and as a member of its audit committee and its compensation committee since October 2017. Ms. Adams served two full terms on the board of BakerRipley from February 2012 to February 2018 and currently serves as a member of the Foundation Board of Trustees and the Board of Governors for the Oklahoma State University. In 2014, Ms. Adams was inducted into the Oklahoma State University College of Engineering, Architecture and Technology Hall of Fame and in 2015, the Oil and Gas Diversity Council named Ms. Adams to the list of the Top 50 Most Powerful Women in Oil and Gas. Ms. Adams received a Bachelor of Science degree in chemical engineering from Oklahoma State University.

Michael G. Moore, Chief Executive Officer and President, commented, “We are delighted to welcome Deborah to Gulfport’s Board. Her deep understanding of the oil and gas industry will be a valuable asset to our Board and we look forward to her contributions.”

About Gulfport

Gulfport Energy is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP

Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds an acreage position along the Louisiana Gulf Coast, has an approximately 25% equity interest in Mammoth Energy Services, Inc. (NASDAQ:TUSK) and has a position in the Alberta Oil Sands in Canada through an approximately 25% interest in Grizzly Oil Sands ULC. For more information, please visit www.gulfportenergy.com.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Jessica Wills – Director, Investor Relations

jwills@gulfportenergy.com

405-252-4550